EXHIBIT 99.3


                     FEDERAL DEPOSIT INSURANCE CORPORATION
                             Washington, D.C. 20429

                                  FORM 10-KSB
                                  -----------

                       ANNUAL REPORT UNDER SECTION 13 OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                    FOR FISCAL YEAR ENDED SEPTEMBER 30, 1998

                          FDIC Certificate No. 30550-2

                   HOME SAVINGS BANK OF SILER CITY, INC., SSB
                   ------------------------------------------
          (Exact Name of the Savings Bank as specified in its charter)

                                 NORTH CAROLINA
                            (State of Incorporation)

                                   56-0769890
                      (I.R.S. Employer Identification No.)

                            300 East Raleigh Street
                        Siler City, North Carolina 27344
                         (Address of Principal Office)

                                 (919) 742-4186
             (Savings Bank's telephone number, including area code)

          Securities registered pursuant to Section 12(g) of the Act:

                         COMMON STOCK, $1.00 PAR VALUE

Check whether the Savings Bank (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the Savings Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
YES X     NO
   ---       ---

Indicate if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B not contained in this form and no disclosure will be contained, to the best of the Savings Bank's knowledge, in definitive proxy or information statements incorporated by reference to part III of this Form 10-KSB
or any amendments of this Form 10-KSB.   X
                                        ---

The Saving's Bank's revenues for the year ended September 30, 1998 were $4,024,000.

The aggregate market value of the voting stock held by non-affiliates of the Savings Bank at December 13, 1998 was approximately $9,632,238.

The number of shares of the Savings Bank's Common Stock outstanding on September 30, 1998 was 922,686.

                                     Part I

Item 1 - Business

(a)-(c) Home Savings Bank of Siler City, Inc., SSB (the "Savings Bank" or "Home Savings") was organized as a North Carolina mutual savings bank in 1950 under the name Home Savings and Loan Association and converted from mutual to stock form on November 14, 1995. Deposits in the Savings bank are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

             The Savings Bank is engaged primarily in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by residential real estate. The Savings Bank also makes second mortgage loans secured by the equity in a home, commercial real estate loans, savings account loans and other loans. The Savings Bank's primary sources of revenue are interest income from its real estate lending activities, consisting primarily of making first mortgage loans for the purchase of refinancing of residential real property located primarily in Chatham County and Eastern Randolph County, North Carolina. The Savings Bank also earns revenues from interest on other loans, interest and dividend income from investments, and fees from lending and deposit activities. The major expenses of the Savings Bank are interest on deposits and general administrative expenses such as salaries, employee benefits, federal deposit insurance premiums, and office occupancy and related expenses.

             The Savings Bank's market area can be characterized as primarily rural in nature. The economy in this area is diverse, with such major industries as textile, furniture, food processing, hosiery and agriculture. Because no one industry dominates the local economy, it can be classified as relatively stable. Consistent with the Savings Bank's emphasis on being a community-oriented financial institution, management estimates that substantially all of the Savings Bank's deposits are provided by residents in this two county area and substantially all of its loans were secured by property located in the same area.

     The Savings Bank operates one full-service office which is located at 300 East Raleigh Street in Siler City, and has no plans for expansion.

     The Savings Bank has one subsidiary, Home S & L Service Corporation (the "Subsidiary"), established in 1983 for the purpose of offering discount brokerage services. The Subsidiary is presently inactive and the Savings Bank presently does not offer such services.

             The business of banking in Chatham County, and in North Carolina as a whole, is extremely competitive with state laws permitting state-wide branching. The Savings Bank competes directly for deposits in its market area with other savings institutions, commerical banks, credit unions, brokerage firms and all other organizations and institutions engaged in money market transactions. In its lending activities, the Savings Bank competes with all other financial institutions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit.

             Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions. Office locations, office hours, customer service, community reputation and continuity of personnel are also important competitive factors. The Savings Bank's predominant competitors have greater resources, broader geographic markets and higher lending limits. They can offer more products, and can better afford and make more effective use of media advertising, support services and electronic technology than the Savings Bank. The Savings Bank depends on its reputation as a community bank in its local market, direct customer contact, its ability to make credit and other business decisions locally, and personalized service to count these competitive disadvantages.

             As a state-chartered savings bank whose deposits are insured by the FDIC, the Savings Bank is subject to supervision, examination and regulation by the North Carolina Savings Administrator and FDIC. While the Savings Bank is not a member of the Federal Reserve System, the Savings Bank is also subject to certain regulations of the Board of Governors of the Federal Reserve System. The regulations of these agencies govern most aspects of the Savings Bank's business, including capital adequacy ratios, reserves against deposits, restrictions on the rate of interest which may be paid on some deposit instruments, limitations on the nature and amount of borrowings, dividends, loans that may be made, the location of branch offices and the nature and scope of the Savings Bank's activities. Supervision, regulation and examination of the Savings Bank by the regulatory agencies are generally intended to protect depositors and are not intended for the protection of the Savings Bank's shareholders.

             The Savings Bank is periodically assessed insurance premiums by the FDIC in connection with the insurance of deposits. The Savings Bank is required under North Carolina law to maintain deposit insurance with the FDIC. The Savings Bank's assessment for the fiscal year ended September 30, 1998 was $28,000. This insurance assessment may be increased within certain parameters established by FDIC's bank rating system.


             As of September 30, 1998, the Savings Bank employed 10 full-time employees. The Savings Bank is not a party to a collective bargaining agreement, and considers its relations with employees to be good.

Recent Event

             On September 29, 1998, the Savings Bank entered into an Agreement and Plan of Reorganization and Share Exchange By and Among Capital Bank, Capital Bank Corporation and the Savings Bank (the "Agreement") by which shares of stock of Capital Bank Corporation (the "Corporation") will be exchanged for all issued and outstanding shares of the Savings Bank's stock, and the Savings Bank will thereby become a subsidiary of the Corporation (the "Exchange"). At special meetings scheduled during the first quarter of 1999, shareholders of Capital Bank will vote on its reorganization as a subsidiary of the Corporation (the "Reorganization"), a prerequisite to the completion of the Corporation's acquisitions of the Savings Bank, and the Exchange, and shareholders of the Savings Bank will vote on the Exchange. Approval of the Reorganization requires a favorable vote of the majority of the shares of Capital Bank common stock outstanding on the record date. Approval of the Exchange requires a favorable vote by a majority of the Capital Bank common stock present at its special meeting, and a favorable vote of the majority of the shares of the Savings Bank's common stock outstanding on the record date at its special meeting. Capital Bank has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission containing a Joint Proxy Statement/Prospectus in connection with the Reorganization and Exchange.

             In the Exchange, each Savings Bank shareholder will receive 1.28 shares of the Corporation's common stock for each share of the Savings Bank's common stock. At the completion of the Exchange, expected in the first quarter of 1999, former Savings Bank shareholders are projected to own approximately 32% of the Corporation's common stock. This exchange ratio is supported by fairness opinions of financial advisors for Capital Bank and the Savings Bank.


             The Savings Bank is responsible for all of its costs incurred in the Exchange, including, but not limited to, fees associated with legal, accounting, and financial advisory services provided to the Savings Bank, except that the Savings Bank and Capital Bank will share the costs incurred in connection with the printing and mailing of the Joint Proxy
Statement/Prospectus.

(d)  Not applicable.

Item 2 - Properties

             The Savings Bank owns its office building, which is located at 300 East Raleigh Street, Siler City, North Carolina. The net book value of the property at September 30, 1998 was $285,930.

Item 3 - Legal Proceedings

             There are no pending legal proceedings to which the Savings Bank is a party, or of which any of its property is the subject.

Item 4 - Submission of Matters to a Vote of Security Holders

             No matters were submitted to shareholders during the fourth quarter of the fiscal year reported herein.

ITEM 5 - MARKET FOR THE SAVINGS BANK'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The Savings Bank's common stock is traded publicly on the OTC Bulletin Board under the symbol "HSSC." Trident Securities, Inc., Atlanta, Georgia, is the market maker for the Savings Bank's common stock. As of September 30, 1998, there were approximately 260 record holders of common stock. The stock is thinly traded with more demand than there is supply at this time.

     The high and low bid quotations for the periods indicated below were obtained from Bloomberg, L.P. The prices are shown without retail mark-ups, mark-downs, or commissions.

                                             LOW BID           HIGH BID
                                             -------           --------

     October 1, 1996 to December 31, 1996     $13.00            $12.375

     January 1, 1997 to March 31, 1997        12.875             12.375

     April 1, 1997 to June 30, 1997           13.375             12.125

     July 1, 1997 to September 30, 1997        13.75              13.50

     October 1, 1997 to December 31, 1997      15.00              13.75

     January 1, 1998 to March 31, 1998        14.875              13.50

     April 1, 1998 to June 30, 1998           13.625              12.25

     July 1, 1998 to September 30, 1998       12.875              11.75

     Since its conversion from mutual to stock form, the Savings Bank has paid five regular semi-annual dividends of $.20 per share. On August 12, 1996, in addition to the regular dividend, the Savings Bank paid a one time special dividend of $4.80 per share, and on August 19, 1997, the Home Savings Board declared a $.30 per share dividend, consisting of the regular semiannual dividend of $.20 per share and a special dividend of $.10 per share.

     The Savings Bank is required to obtain the prior written approval of the Administrator before the payment of a dividend. The Administrator's regulations also require the written approval of the Administrator for a savings bank which has been in stock form for less than five years (like the Savings Bank) following its conversion from mutual form to declare or pay a cash dividend on its capital stock in an amount in excess of 1/2 the greater of (i) the Savings Bank's net income for the most recent fiscal year end or (ii) the average of the Savings Bank's net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year ends. There can be no assurance that dividends would continue to be paid by the Savings Bank in the future if the Exchange is not consummated. The declaration, payment and amount of any such future dividends would depend upon business conditions, operating results, capital, reserve requirements, regulatory authorizations and the consideration of other relevant factors by the Savings Bank's Board of Directors.

ITEM 6 - MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

     The principal business of Home Savings consists of attracting deposits from the local public and investing these funds in real estate loans primarily collateralized by one-to-four family residences located in Chatham and eastern Randolph Counties in North Carolina. Home Savings' profitability depends primarily on net interest income, which is the difference between the interest income it earns on its loan and investment portfolios and the interest expense it pays on deposits. Home Savings' profitability, to a lesser extent, is also affected by other operating income and expenses. Other operating income consists of fees earned on loan originations and customer deposit account service charges. Other operating expense consists of employee benefits, federal deposit insurance premiums, occupancy and equipment, data processing and other expenses.

YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
FINANCIAL CONDITION

     Consolidated assets of Home Savings increased to $59,709,000 at September 30, 1998, an increase of $3,329,000 or 5.9% from September 30, 1997.
Consolidated assets were $56,380,000 at September 30, 1997, an increase of $3,866,000 or 7.4% from September 30, 1996. The increases in total consolidated assets in 1998, 1997 and 1996 were primarily due to Home Savings investing new funds received from depositors and investors into federal funds sold.

     Net loans receivable amounted to $30,284,000 at September 30, 1998, a 4.0% decrease from September 30, 1997. Net loans receivable were $31,556,000 at September 30, 1997, which was an increase of $1,522,000 from September 30, 1996.

     Investment and mortgage-backed securities totaled $14,678,000, $17,495,000 and $19,090,000 at September 30, 1998, 1997 and 1996, respectively. The decreases in 1998 and 1997 were a result of calls and maturities of investments.

     Deposits increased to $49,000,000 at September 30, 1998 from $45,400,000 at September 30, 1997, a 7.9% increase. The growth was fueled by competitive pricing on nine-month certificates of deposit. Deposits increased $3,782,000 or 8.9% from September 30, 1996 to September 30, 1997. This growth was also driven by competitive pricing offered on certificates of deposit.

     Retained income amounted to $945,000 at September 30, 1998, $1,062,000 at September 30, 1997 and $1,109,000 at September 30, 1996. From September 30, 1997 to September 30, 1998 retained income was increased by income of $245,000 and decreased by $362,000 in dividends. Retained income as a percentage of Home Savings' total consolidated assets at September 30, 1998 was 1.6%. Shareholders' equity increased to $9,804,000 from $9,533,000 in 1997.

OPERATING RESULTS

     NET INCOME. Net income for the year ended September 30, 1998 was $245,000 compared to net income of $400,000 and $120,000 for the years ended September 30, 1997 and 1996, respectively. The decrease in net income in 1998 is primarily attributable to the decrease in net interest income and increases in the provision for loan losses and other operating expenses. The increase in net income in 1997 as compared to 1996 is primarily attributable to the fact that $584,000 of compensation expense on ESOP shares and a special SAIF assessment of approximately $256,000 were recognized in 1996.

     NET INTEREST INCOME. Net interest income decreased $139,000 to $1,542,000 from $1,681,000 in 1997. This decrease was the result of a decrease in the yield on interest earning assets coupled with an increase in, and rate paid on, interest earning liabilities. The overall decrease was partially offset by an increase in average interest bearing assets. There was a decrease in net interest income of $162,000 in 1997 from $1,843,000 in 1996. The decrease was the result of decreases in both the interest earning assets and the yield on those assets coupled with an increase in interest bearing liabilities.

     INTEREST INCOME. Interest income amounted to $4,024,000 in 1998, $3,865,000 in 1997 and $3,992,000 in 1996. Home Savings has experienced fluctuations in its average interest-earning assets and its yields have decreased from 7.43% in 1996 to 7.36% in 1997 and 7.14% in 1998. The fluctuations reflect the changes in prevailing market interest rates over the three year period.

     INTEREST EXPENSE. Interest expense amounted to $2,451,000 in 1998, $2,184,000 in 1997 and $2,149,000 in 1996. The increase in 1998 can be attributed to a $3,903,000 increase in interest-bearing liabilities coupled with a 13 basis point increase in the average rate on those liabilities. The increase in expense for 1997 can be attributed to a $1,232,000 increase in interest-bearing liabilities offset by a 6 basis points decrease in the average rate paid.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $30,000 in 1998. Home Savings made no provision for loan losses during the two years ended September 30, 1997. Management's decision to make limited or no provisions is due to overall portfolio quality and current economic conditions.

     OTHER OPERATING INCOME. Other operating income amounted to $84,000 in 1998 and $78,000 in 1997 and 1996.

     OTHER OPERATING EXPENSES. Other operating expenses amounted to $1,257,842 in 1998, $1,167,000 in 1997 and $1,595,000 in 1996. The increase in 1998 was primarily due to increases in ESOP compensation and data processing fees. Data processing fees increased primarily as a result of year 2000 related systems upgrades. The decrease in 1997 was primarily attributable to Home Savings' nonrecurring assessment of approximately $256,000 to recapitalize the SAIF and $584,000 in compensation expense recorded on ESOP shares recognized in 1996.

     INCOME TAXES. Home Savings' effective income tax rate was 33.6% for the year ended September 30, 1998, 32.5% for the year ended September 30, 1997 and 63.2% for the year ended September 30, 1996. The high rate in 1996 is primarily related to the tax effect of the difference between the average fair value and cost of ESOP shares released.

CAPITAL RESOURCES AND LIQUIDITY

     At September 30, 1998, Home Savings had total tangible capital to total tangible assets of 16%, which is in excess of the 5% required under regulations promulgated by the Administrator (the "Administrator's Regulations"). At September 30, 1998, Home Savings had total risk based capital of $9,995,000 and leverage capital and Tier 1 risk-based capital of $9,708,000, all of which were in excess of each regulatory requirement.

     The Administrator's Regulations require savings banks to maintain liquid assets equal to at least 10% of total assets. The computation of liquidity under the Administrator's Regulations allows the inclusion of investments with readily marketable value, including investments with maturities in excess of five years. Home Savings' liquidity ratio at September 30, 1998, as computed under the Administrator's Regulations, was 55.74%.

     Home Savings' primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated by operations and principal payments on investment and mortgage-backed securities. External sources of funds through September 30, 1998, have been solely from increases in deposits. Home Savings completed its conversion from mutual to stock form on November 15, 1995, and received approximately $8,515,000 in net proceeds. Home Savings has invested these funds in U.S. Government and agency obligations of varying maturities. Home Savings believes that it will have sufficient funds available to meet its anticipated future loan commitments.

ASSET/LIABILITY MANAGEMENT

     Home Savings strives to achieve consistent net interest income and reduce its exposure to adverse changes in interest rates by matching the terms to repricing of its interest-sensitive assets and liabilities. Factors beyond Home Savings' control, such as market interest rates and competition, may also have an impact on Home Savings' interest income and interest expense.

     In the absence of any other factors, the overall yield or return associated with Home Savings' earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease. Therefore, by controlling the increases and decreases in its interest income and interest expense which are brought about by changes in market interest rates, Home Savings can significantly influence its net interest income.

     Home Savings' asset/liability management may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceed the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would result in a decrease in net interest income. Also, changes in interest rates could have a significant effect on Home Savings' liquidity.

             At September 30, 1998, Home Savings' one year cumulative interest sensitivity gap as a percentage of total interest-earning assets was a negative 32.50%. At September 30, 1998, Home Savings' five year cumulative interest sensitivity gap as a percentage of total interest-earning assets was 21.34%.

             A static interest rate "gap" analysis may not be an accurate indicator of how net interest income will react to changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not react uniformly to changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities typically fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. As an example, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels could also deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debt may also decrease in the event of an interest rate increase.

             The following table sets forth the amounts of interest-earnings assets and interest-bearing liabilities outstanding at September 30, 1998, which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the asset or liability. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts, money market deposit accounts, and NOW or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed on the shortest period. No prepayment assumptions have been utilized for any other interest-earning assets or interest-bearing liabilities. The interest rate sensitivity of Home Savings' assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

GAP ANALYSIS
AS OF SEPTEMBER 30, 1998

                                               3 months  4 to 12   1 to 5    >5
                                                   or    months    years     years    totals
                                               --------  -------   ------    -----    ------
                                                                 (dollars in thousands)

Interesting earning assets:
 Real estate loans:
               Fixed rate                      $    67  $  4,069  $  1,826   $19,041   $ 25,003
               Adjustable rate                             4,122                       $  4,122
 Loans secured by deposits - adjustable                      222                            222
 Interest-bearing deposits                         534                                      534
 Federal funds sold                             11,750                                   11,750
 Investment and mortgage-backed securities           0         0    10,707     4,984     15,691
                                               -------- ---------  -------  --------   --------

Total interest earning assets                   12,351     8,413    12,533    24,025     57,322



Interest bearing liabilities:
 Deposits
               Passbook savings                  3,153                                    3,153
               Now and money market accounts     8,708                                    8,708
               Fixed maturity deposits           8,750    18,721     5,635         0     33,106
               ESOP loan                            58                  58         7        123
                                               -------- ---------  -------  --------   --------

Total interest bearing liabilities              20,669    18,721     5,693         7     45,090
                                               -------- ---------  -------  --------   --------

Interest sensitity gap per period              $(8,318) $(10,308) $  6,840  $ 24,018   $ 12,232
                                               -------- ---------  -------  --------   --------

 Cummulative gap                               $(8,318) $(18,626) $(11,786) $ 12,231

Cummulative gap as a % of interest
       earning assets                           -14.51%  -32.50%   -20.56%    21.34%

Cummulative gap as a % of total assets          -13.93%  -31.20%   -19.74%    20.48%



NET INTEREST INCOME

     Net interest income represents the difference between income derived from interest-earning assets and the interest expense on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest- earning assets and interest-bearing liabilities, which is sometimes referred to as the "net earning balance."

     The following table sets forth information relating to average balances of Home Savings' assets and liabilities for the years ended September 30, 1998, 1997, and 1996. The tables reflect the average yield on assets and the average cost of liabilities for the periods indicated (derived by dividing income or expense by the monthly average balance of assets or liabilities, respectively) as well as the "net interest margin" (which reflects the impact of the net earning balance) for the periods shown.



                                                                         Year Ended September 30,
                                                  1998                            1997                            1996
                                     Average                        Average                         Average
                                     Balance    Interest   Yield    Balance     Interest   Yield    Balance     Interest     Yield
Assets

Interest earning assets
     Interest bearing deposits       $  495,890 $   24,746    5.19% $   537,000  $   30,058    5.60% $ 5,238,271     306,525 $ 5.85%
     Federal Funds Sold              11,206,667    593,288    5.29%   3,545,834     176,083    4.97%   1,910,417      99,768   5.22%
     Investment and mortgage-backed
              securities             13,489,437    868,707    6.44%  17,781,475   1,174,049    6.60%  16,393,583   1,093,424   6.67%
     Loans receivable net            31,154,501  2,535,817    8.14%  30,670,859   2,485,154    8.10%  30,170,898   2,491,791   8.26%
                                    -----------  ---------          -----------  ----------           ----------   ---------
      Total interest-earning assets  56,346,495  4,023,558    7.14%  52,535,168   3,865,354    7.36%  53,713,169   3,991,508   7.43%

     Non-interest-earning assets      2,005,139                       1,771,807                        2,673,439
                                    -----------                     -----------                       ----------
Total                               $58,351,634                     $54,306,975                      $56,386,608
                                    -----------                     -----------                       ----------


Liabilities:

Interest-bearing liabilities:
     Certificate of deposit         $35,720,963 $2,008,737    5.62% $31,652,454  $1,743,369    5.51% $29,988,823   1,699,332   5.67%
     Savings                          3,182,874     95,769    3.01%   3,306,426      99,435    3.01%   3,572,669     104,600   2.93%
     NOW accounts                     8,458,137    326,233    3.86%   8,336,996     314,927    3.78%   8,200,361     298,213   3.64%
     ESOP not payable                   250,988     20,263    8.07%     340,000      27,000    7.94%     642,572      45,490   7.23%
                                    -----------  ---------          -----------  ----------           ----------   ---------
     Total interest-bearing
         liabilities                 47,612,962  2,451,002    5.15%  43,635,876   2,184,731    5.01%  42,404,425   2,148,635   5.07%

     Non-interest bearing
         liabilities                  1,007,135                       1,101,797                        1,637,661

     Equity                           9,731,537                       9,569,302                       12,344,522
                                    -----------                     -----------                      -----------

Total                               $58,351,634                     $54,306,975                      $56,386,608
                                    -----------                     -----------                      -----------

Net interest income and interest
          rate period                           $1,572,556    1.99%              $1,680,623    2.35%             $ 1,842,873   2.36%
                                                ----------    -----              ----------    -----             -----------   -----
Net interest-earning assets and
          interest margin           $ 8,733,533               2.79% $ 8,899,292                3.20% $11,308,744               3.43%
                                    -----------               ----- -----------                ----- -----------               -----

Notes
     1. Interest rate spread represents the difference between the average yield and interest-earning assets and the average cost of interest bearing liabilities.
     2. Net interest margin represents income divided by average interest-earning assets.
     3. Non performing loans are included in the calculation of average balances.


RATE/VOLUME ANALYSIS

     The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the period's rate), and
(ii) changes attributable to rate (changes in rate mulitplied by the prior period's volume). The rate/volume changes (changes in rate multiplied by changes in volume) have been allocated to the rate and volume columns using the absolute values of the rate and volumes column.


                                        Year Ended September 30, 1998 vs 1997           Year Ended September 30, 1997 vs 1996
                                         Increase (Decrease) Attributable to             Increase (Decrease) Attributable to
                                                             Rate/                                          Rate/
                                        Volume     Rate      Volume      Net        Volume       Rate       Volume      Net
Interest income on:
     Interest bearing deposits          $ (2,301) $ (2,178)  $   167     $  (4,312)  $(275,102)  $ (13,318)  $  11,953   $ (276,467)
     Fed Funds                           380,430    11,636    25,139       417,205      85,407      (4,898)     (4,193)      76,315

     Investment                         (283,388)  (28,939)    6,985      (305,342)     92,570     (11,013)       (932)      80,625
     Loans Receivable                     39,188    11,287       178        50,653      41,291     (47,137)       (781)      (6,627)
                                        --------  ---------  -------     ----------  ----------  ----------  ----------  ----------
     Total interest-earning assets       133,929    (8,194)   32,469       158,204     (55,834)    (76,366)      6,047     (126,154)
                                        --------  ---------  -------     ----------  ----------  ----------  ----------  ----------

Interest expense on:
     Certificates of deposit             224,087    36,579     4,702       265,368      94,271     (47,593)     (2,640)     (44,037)
     Savings                              (3,716)       52        (2)       (3,666)     (7,795)      2,842        (212)      (5,165)
     NOW accounts                          4,576     6,634        96        11,306       4,969      11,553         192       16,714
     ESOP Note Payable                    (7,069)      449      (118)       (6,737)    (21,891)      4,538      (2,137)     (19,940)
                                        --------  ---------  --------     ---------  ----------  ----------  ----------  ----------

      Total interest-bearing
                 liabilities             217,878    43,714     4,678        266,271     69,554     (28,660)     (4,797)     (36,096)
                                        --------  ---------  --------     ---------  ----------  ----------  ----------  ----------

Increase (decrease) in net interest
                             income     $(83,949) $(51,908) $(27,791)     $(108,067) $(125,388)  $ (47,706)  $  10,844   $ (162,250)
                                        --------  ---------  --------     ---------  ----------  ----------  ----------  ----------

                                       11

INVESTMENT PORTFOLIO

             The composition of Home Savings' investment portfolio by type as of September 30, 1998 and 1997 is presented in Note 2 to the financial statements.

             The maturities and weighted average yields of the investments included above as of September 30, 1998 are as follows:



                                       One year or less    One to five years   Five to ten years  After ten years       Total
                                               Weighted              Weighted           Weighted          Weighted          Weighted
                                      Amount  Avg. Ytd.   Amount    Avg. Ytd.  Amount  Avg. Ytd.  Amount  Avg. Ytd. Amount Avg. Ytd.
                                      ------  ---------   ------    ---------  ------  ---------  ------  --------- ------ ---------
(dollars in thousands)



Debt securities - Held to maturity

  Federal Home Loan Bank bonds -HTM    $   --      --     $ 3,560     6.16%   $   --     0.00%   $  --     0.00%     $3,500    6.16%
                                        -----    -----     ------     -----
      Total Debt securities                 0    0.00%      3,560     6.16%       --     0.00%      --     0.00%      3,560    6.16%
                                        -----    -----     ------     -----    -----     -----    ----     -----    -------    -----

  Federal Farm Credit Bank Note - AFS      --               1,009     5.90%                                           1,009    5.90%
  Federal Home Loan Bank bonds - AFS       --               6,080     4.00%                                           6,080    4.00%
                                        -----    -----     ------     -----    -----     -----    ----     -----    -------    -----
      Total Debt securities                --    0.00%      7,089     4.27%       --     0.00%      --     0.00%      7,089    4.27%
                                        -----    -----     ------     -----    -----     -----    ----     -----    -------    -----
Mortgage backed securities - AFS
  GNMA                                                         46     8.50%                        501     7.50%        547    7.58%
  FNMA                                     --                                    348     7.00%     602     6.50%        950    6.68%
  FHLMC                                    --                 845     6.50%       --     0.00%   1,686     6.00%      2,531    6.17%
                                        -----    -----     ------     -----    -----     -----    ----     -----    -------    -----
      Total MBS                                               891     6.60%      348     7.00%   2,789     6.38%      4,028    6.48%

                                        -----    -----     ------     -----    -----     -----    ----     -----    -------    -----
Total debt securities                  $   --    0.00%     11,540     5.03%    $ 348     7.00%  $2,789     6.38%    $14,677    5.34%
                                        =====    =====     ======     =====    =====     =====  ======     =====    =======    =====


LOAN PORTFOLIO

             The following table sets forth the composition of Home Savings' loan portfolio by type of loan at the dates indicated.



                                                                       As of September 30,
                                             1998                             1997                                1996
                                                  Percent                            Percent                             Percent
                                 Amount          of Total            Amount         of Total           Amount           of Total
                                 ------          --------            ------         --------           ------           --------

Residential
  Owner occupied                 $25,947,306         84.12%         $26,189,421         81.15%         $24,976,725         80.31%
  Non-owner occupied               2,796,681          9.07%           3,401,412         10.54%           3,800,546         12.22%
Nonfarm, nonresidential            1,062,813          3.45%             837,076          2.59%                   0          0.00%
Commerial                            607,032          1.97%             808,010          2.50%             711,727          2.29%
Residential construction             210,413          0.68%             718,681          2.23%           1,230,332          3.96%
                                  ----------         -----           ----------         -----           ----------         -----
Total real estate loans           30,624,245         99.28%          31,954,600         99.02%          30,719,330         98.77%

Other
  Savings account                    222,956          0.72%             317,593          0.98%             382,982          1.23%
                                  ----------         -----           ----------         -----           ----------         -----
       Total other                   222,956          0.72%             317,593          0.98%             382,982          1.23%

  Total gross loans               30,847,201        100.00%          32,272,193        100.00%          31,102,312        100.00%
                                                    ======                             ======                             ======

Less
  Unearned fees and discounts        (206,346)                         (214,782)                          (196,410)
  Loans in Process                    (47,922)                         (223,212)                          (591,877)
  Allowance for loan loss            (308,725)                         (278,490)                          (279,659)
                                     --------                          --------                           --------
        Total reductions             (562,993)                         (716,484)                        (1,067,946)
                                     --------                          --------                           --------

Net loans receivable              $30,284,208                       $31,555,709                        $30,034,366
                                  ===========                       ===========                        ===========

             The following table sets forth the contractual maturities or repricing of Home Savings' commercial and construction loan portfolio at September 30, 1998. The table does not include prepayments or scheduled principal repayments. Amounts in the table are net of loans in process, and in thousands.


                                                                        2003 and
                                            1999         2000-2003      Thereafter             Total
                                            ----         ---------      ----------             -----


          Commercial Real Estate             $11            $117           $1,541              $1,669

          Construction/permanent loans                                        210                 210



             The following table sets forth the dollar amount at September 30, 1997 of certain loans maturing or repricing on or after September 30, 1998 by type of interest rate calculation.


                                                 Fixed     Adjustable
                                                 --------------------

               Commercial Real Estate             $492      $1,116
               Construction/permanent loans        210


             The following table sets forth information with respect to non-performing assets identified by Home Savings, including accruing loans 90 days past due, nonaccrual loans and foreclosed assets at the dates indicated.

                                                      AS OF SEPTEMBER 30,
                                               -------------------------------------
                                                  1998           1997           1996
                                               -------        -------        -------
                                                AMOUNT         AMOUNT         AMOUNT
                                               -------        -------        -------
                                                           (In thousands)

Loans 90 days past due and still accruing      $   418        $   343        $   525
Nonaccrual loans                                     0             45             45
Real estate owned                                    0              0              0
                                               -------        -------        -------
    Total nonperforming assets                    $418           $388           $570
                                               =======        =======        =======

Nonperforming loans to total loans                1.37%          1.22%          1.88%

Non performing assets to total assets             0.70%          0.69%          1.09%

Total assets                                   $59,709        $56,380        $52,514

Total loans                                    $30,592        $31,834        $30,314



AT SEPTEMBER 30
Loans delinquent for:
    30 to 59 days                              $   258        $   145        $   145
    60 to 89 days                                   56             56             56
    90 days and over                               418            388            570
                                               -------        -------        -------
     Total loans delinquent                    $   732        $   589        $   771
                                               =======        =======        =======

The following table summarizes the activity in the allowance for loan losses for the periods indicated:



DOLLARS IN THOUSANDS                                     AS OF SEPTEMBER 30,
                                ------------------------------------------------------------------
                                   1998          1997           1996            1995        1994
                                ---------      --------       --------       --------     --------
                                 AMOUNT         AMOUNT         AMOUNT         AMOUNT       AMOUNT
                                ---------      --------       --------       --------     --------

Beginning balance               $     278      $    280       $    280       $    280     $    280

Provision for loan loss                30             0              0              0            0

Charge-offs                             0             0              0              0            0
Recoveries                              0             0              0              0            0
                                ---------      --------       --------       --------     --------
    Net charge-offs                     0             0              0              0            0
                                ---------      --------       --------       --------     --------
Balance end of period           $     308      $    278       $    280       $    280     $    280
                                =========      ========       ========       ========     ========
Ratio of net charge-offs to
    average loans outstanding       0.00%         0.01%          0.00%          0.00%        0.00%


Ratio to total loans outstanding
    at end of period                0.91%         0.88%          0.92%          0.94%        0.88%

Ratio of allowance to total
    nonperformance assets at
    end of period                  66.51%        72.16%         49.12%         37.38%       29.02%

Total Loans                     $  30,592      $ 31,834       $ 30,314       $ 29,933     $ 31,915

Average Loans                   $  31,155      $ 30,671       $ 30,366       $ 29,844     $ 32,583

Non-performing assets           $     418      $    388       $    570       $    749     $    965



     As of September 30, 1998 management of Home Savings is not aware of any loans which are not disclosed above where known information about possible credit problems causes management to have serious doubts as to the ability of the borrower to comply with the present loan repayment terms. At September 30, 1998 and during the year then ended, there were no material loans that management of Home Savings considered impaired.

DEPOSITS

     Note 5 to the financial statements sets forth information regarding deposits, including disclosure of deposits $100,000 and greater as of September 30, 1998, and the related maturity information.

YEAR 2000

     Home Savings is nearing the completion of its Year 2000 assessment. This assessment included confirming with significant vendors their state of preparedness, as well as evaluating the potential risks associated with its major customers. Management has received assurances from several vendors that they will be compliant and estimates that no material exposure exists relating to its customer base. Management is actively seeking assurance from the vendors that have yet to respond. Management believes that due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers, Home Savings is unable to fully determine at this time whether the consequences of Year 2000 failures will have a material impact on the results of its operations, liquidity or financial condition.

     Home Savings estimates total costs of becoming Year 2000 compliant to be $50,000. As of November 1, 1998 costs of approximately $31,000 have been incurred. This amount includes most of the equipment needed to be compliant, along with the related software, training and assessments from the service bureau. Management estimates that the remainder of the initial estimate will be used for final preparations for the Year 2000. All equipment is scheduled to be installed by December 31, 1998 and it is expected that testing will be completed by the end of the first calendar quarter in 1999.

     In the event of a worst case scenario, Home Savings has developed a contingency plan. This plan includes having a portable generator and the ability to operate without access to the service bureau. Management plans to gather sufficient information from the service bureau prior to January 1, 2000 to serve as the base for manual operations. Management believes manual operations are feasible for a limited amount of time given the size of the institution and the nature of their customers.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of Home Savings are primarily monetary in nature and changes in interest rates have a greater impact on Home Savings' performance than due to the effects of inflation.

IMPACT OF RECENT ACCOUNTING STANDARDS

     Home Savings adopted SFAS No. 128 "Earnings Per Share", on October 1, 1997. SFAS No. 128 requires Home Savings to change its method of computing, presenting and disclosing earnings per share information. Upon adoption, all prior period data presented was restated to conform to the provisions of SFAS No. 128.

     Home Savings adopted SFAS No. 130, "Reporting Comprehensive Income" on October 1, 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements.

     Home Savings adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" on October 1, 1998. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed.

     Home Savings will adopt the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" effective with the fiscal quarter beginning July 1, 1999. Home Savings has not historically participated in any hedging or derivative instruments, and the impact of adoption is not expected to be material.

     Home Savings will adopt the provisions of SFAS No. 134 "Accounting for Mortgage-backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" on January 1, 1999. The adoption of this statement is not expected to have a material effect on Home Savings' financial statements.

ITEM 7 - FINANCIAL STATEMENTS

     The financial statements are filed herewith as Exhibit 27 hereto.

ITEM 8 - CHANGES IN AND DISGAREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

     Not applicable.

                                    PART III

ITEM 9 - DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16A OF THE EXCHANGE ACT.

NAME AND AGE              POSITION(S) HELD   DIRECTOR SINCE     PRINCIPAL OCCUPATION AND
------------              ----------------   --------------     BUSINESS EXPERIENCE DURING PAST 5 YEARS
                                                                ---------------------------------------

Jennie T. Bridgers            Director            1984         Retired, previously President of Chatham
(82)                                                           Insurance and Realty Co.
Edwin E. Bridges              Director            1987         President and Chief Executive Officer of the
(44)                                                           Savings Bank; employed by the Savings Bank since 1976.
Ben S. Foust                  Director            1965         Retired, previously Secretary of the Boling Co.,
(75)                                                           (furniture manufacturer)
John F. Grimes                Director            1992         Partner, Budd Tire Company (truck and auto tire dealership)
(55)
Ed M. Harris, Jr.             Director            1979         Retired, previously President of the Harris Lumber Company
(79)
Jack L. Tanner                Director            1972         Retired, previously Executive Secretary-Treasurer
(81)                                                           of the Bank
F. Lafayette Wrenn, Sr.        Director            1972         Retired, previously President of Chatham Poultry Farm, Inc.
(83)
Grover C. Wrenn               Director            1955         Retired physician.
(88)                        (Chairman of
                             the Board)

                                       17

     Set forth below is certain information regarding the Savings Bank's executive officer.


NAME                AGE   POSITION WITH SAVINGS BANK                  BUSINESS EXPERIENCE
----                ---   --------------------------                  -------------------

Edwin E. Bridges    44    Director, President and Chief Executive     Chief Executive Officer, Home Savings Bank of
                          Officer                                     Siler City, Inc., SSB since 1983; previously,
                                                                      Secretary-Treasurer of the Bank



     As of September 30, 1998, no director is a director of any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such law, or any company registered as an investment company under the Investment Company Act of 1940.

ITEM 10 - EXECUTIVE COMPENSATION

     The current employment agreement of Edwin E. Bridges, President and Chief Executive Officer, with the Savings Bank provides for an initial term of five years. Mr. Bridges serves at an annual base salary of $101,000 to be reviewed not less than annually. Mr. Bridges also is eligible for performance bonuses, stock options and other usual executive prerequisities, as well as such employee benefits as are offered to all other employees of the Savings Bank. The following table shows the cash and certain other compensation paid to or received or deferred by Edwin E. Bridges for services rendered in all capacities during fiscal years 1996, 1997 and 1998. Edwin E. Bridges is the only executive officer of the Savings Bank.

                           SUMMARY COMPENSATION TABLE


                              ANNUAL COMPENSATION                               LONG TERM COMPENSATION
                              -------------------                               ----------------------

                                                                                          AWARDS
                                                                                          ------

NAME AND                                                OTHER ANNUAL        RESTRICTED STOCK    SECURITIES UNDERLYING
PRINCIPAL POSITION       YEAR*     SALARY    BONUS      COMPENSATION(1)     AWARD(S)            OPTIONS/SARS(#)
------------------       ----      ------    -----      ---------------     --------            ---------------

Edwin E. Bridges,        1998      $99,402   $5,018      $3,138              $       0            $    0
President and Chief
Executive Officer        1997       94,809    9,405       2,973                      0                 0

                         1996       88,053        0       2,158              129,963(2)           22,408(3)


*Fiscal year ending September 30.

(1) Prerequisites and personal benefits awarded to Mr. Bridges did not exceed 10% of the total annual salary and bonus in any year reported.
(2) Subject to a five year vesting schedule of 20% each year, commencing July 17, 1996.
(3) Subject to a five-year vesting schedule of 20% each year, commencing September 12, 1996.

     Each non-officer director, except the Chairman of the Board, receives $500 per month for services rendered as a director. The Chairman of the Board receives a fee of $575 per month for services rendered as Chairman.Mr. Bridges, as a full-time employee of the Savings Bank, does not receive director's fees.

MANAGEMENT RECOGNITION PLAN

On July 17, 1996 the shareholders approved the Savings Bank's 1995 Management Recognition Plan whereby directors and officers were granted shares of common stock of the Savings Bank subject to certain restrictions, as proposed in the Plan if Conversion from mutual to stock form previously approved by the members of the Savings Bank. On that date, each non-officer director was granted 1,536 shares of common stock and Mr. Bridges was granted 8,963 shares of common stock which contain certain restrictions pursuant to the terms of the Plan. The Plan requires a five year vesting schedule commencing July 17, 1997 at which time 20% of the shares granted would vest. On each anniversary date thereafter an additional 20% of the granted shares become vested. Any dividends declared on shares of common stock will be paid on the vested and unvested shares of common stock since they are considered to be issued and outstanding shares.

1995 NONQUALIFIED STOCK OPTION PLAN FOR DIRECTORS

The Savings Bank adopted and the shareholders approved on July 17, 1996 the 1995 Nonqualified Stock Option Plan for Directors (the "Nonqualified Option Plan") which also was proposed in the Savings Bank's Plan of Conversion. Pursuant to the Nonqualified Option Plan, options on 70,024 shares of the Savings Bank's common stock are available for issuance to members of the Savings Bank's Board of Directors and the board of nay subsidiary of the Savings Bank. On September 12, 1996, the directors of the Savings Bank, except for Mr. Edwin E. Bridges who is an officer of the Savings Bank, were each granted options to purchase 3,841 shares at a price of $11.50 per share.

DIRECTORS' RETIREMENT PLAN

Effective January 12, 1994, the Savings Bank adopted a Directors Retirement Plan ("DRP") to provide retirement benefits to members of the Board of Directors. All current directors were immediately vested under the DRP. Persons reelected or appointed to the Board subsequent to the effective date have no rights under the DRP. Under the DRP, current directors are entitled to receive an annual retirement benefit of $12,000. The annual benefit will be paid for in a 10-year period following retirement. Upon the death of the Director, prior to retirement or after retirement benefits have begun under the DRP, the director's beneficiary, or the Director's estate if there is no eligible designated beneficiary, would be paid the remainder of the Director's retirement benefit under the DRP. In accordance with generally accepted accounting principles, the Savings Bank accrued the present value of the future payments required under the DRP. As a result, on January 12, 1994, the Savings Bank recognized $780,000 expense. As of September 1997, the Savings Bank had a liability of $772,000 and related deferred tax assets of $302,000. These amounts will be reduced, beginning upon the retirement of a director, as the payments are made under the DRP, and any appropriate interest expense will be recognized over the life of the payments.

INCENTIVE STOCK OPTIONS

     Mr. Bridges, the President and Chief Executive Officer of the Saving Bank was granted 22,408 options to purchase common stock at $11.50 per share. The stocks options were granted under the Savings Bank's 1995 Incentive Stock Option Plan and were granted during the fiscal year ended September 30, 1996. No options were granted to Mr. Bridges during the fiscal year ended September 30, 1998 and no options have been exercised. One-fifth of the options vest and become exercisable on September 12, of each year beginning in 1997, assuming Mr. Bridges remains employed by the Saving Bank. If Mr. Bridges' employment terminates before the end of the vesting period, Mr. Bridges may exercise vested options for varying periods after termination (depending on the manner of termination) in accordance with Plan.

Deferred Benefit Pension Plan

     The Savings Bank has a noncontributory defined pension plan covering substantially all of its employees. All employees who have completed five months of service with the Savings Bank and who have attained the age 21 are eligible to participate in the pension plan. Retirement benefits under the pension plan are based on average monthly compensation and years of service of a participant. The Savings Bank's policy is to fund current normal pension costs. Contributions made to the pension plan by the Savings Bank are held and invested by the trustee of the pension plan.

ESOP

     The Savings Bank terminated its 401(k) Plan as of September 30, 1995 anticipation of its conversion from mutual to stock form whereby an Employee Stock Ownership Plan ("ESOP") was to be formed. Effective with its conversion on November 14, 1995, the Saving Bank established and ESOP for eligible employees of the Savings Bank. Employees with one year of service with the Savings Bank who have attained the age of 18 are eligible to participate. The ESOP borrowed funds to purchase 71,707 of the shares of the Savings Bank. issued in its conversion from mutual to stock form. Collateral for the loan is the Common stock purchased by the ESOP. The loan will be repaid principally from the Savings Bank's discretionary contributions to the ESOP over the next 15 years and from dividends paid on shares held by the ESOP. Shares purchased by the ESOP are pledged as security for the loan and held in a suspense account for allocation among participants as the loan is repaid.

     Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP are allocated among ESOP participants on the basis of relative compensation in the year of allocations. Benefits will vest in full upon six years of service with credit given for years of service prior to the conversion. Benefits are payable upon death or disability. The Savings Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

ITEM 11 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      As of September 30, 1998, the shareholders identified in the following table beneficially owned more than 5% of the Savings Bank's common stock.

                                                AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP    PERCENT OF CLASS
------------------------------------            --------------------    ----------------
First Citizens BancShares, Inc.                       71,800                  7.78%
3128 Smoketree Court
Raleigh, North Carolina 27604
Lewis R. Holding, Frank B. Holding and certain
members of Frank B. Holding's family

Edwin E. Bridges, Siler City, North Carolina          49,465(4)               5.31%

      As of September 30, 1998, the beneficial ownership of the Savings Bank's common stock by directors individually, and by directors and executive officers as a group, was as follows:


                              Amount and Nature
Name of                       of Beneficial       Percent of
Beneficial Owner              Ownership(1)        Class(2)
----------------              -----------------   ----------
Jennie T. Bridgers            13,371(3)           1,45%
Edwin E. Bridges              49,465(4)           5.31%
Ben S. Foust                  2,550(3)            (**)
John F. Grimes                6,150(5)            (**)
Ed M. Harris, Jr.             12,150(3)           1.31%
Jack L. Tanner (*)            13,150(6)           1.42%
F. Lafayette Wrenn, Sr.       14,650(3)           1.59%
Dr. Grover C. Wrenn (*)       11,150(7)           1.21%
All directors and executive
officers as a group
(8 persons)                   122,636             13.01%

(*)   Dr. Wrenn and Mr. Tanner are brothers-in-law

(**)  Less than 1% of outstanding shares.

(1) Except as otherwise noted, each individual exercises sole voting and investment power with respect to all shares shown as beneficially owned. Does not include 922 unvested shares for each non-officer director and 5,378 unvested shares for Mr. Bridges granted, subject to a five year vesting schedule of 20% each year commencing on July 17, 1997, pursuant to the Savings Bank's 1995 Management Recognition Plan.

(2) The calculations of the percentage of class beneficially owned by each individual and the group as a whole are based, in each case, on a total of 942,401 shares which includes the 922,686 shares of the Savings Bank's Common Stock that were issued and outstanding as of September 30, 1998, plus the number of shares subject to stock options exercisable as of that date or within 60 days thereafter held by each respective individual or group.

(3)   Includes 1,536 shares subject to currently exercisable stock options.

(4) Includes 17,688 shares allocated to Mr. Bridges' ESOP account to which he exercises sole voting power and 8,963 shares subject to currently exercisable stock options.

(5) Includes 3,000 shares with respect to which Mr. Grimes exercises shared voting and investment power and 1,536 shares subject to currently exercisable stock options.

(6) Includes 2,000 shares with respect to which Mr. Tanner exercises shared voting and investment power and 1,536 shares subject to currently exercisable stock options.

(7) Includes 8,500 shares with respect to which Dr. Wrenn exercises shared voting and investment power and 1,536 shares subject to currently exercisable stock options.

ITEM 12 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEBTEDNESS AND TRANSACTIONS OF MANAGEMENT

      The Savings Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

      The highest aggregate outstanding balance since September 30, 1997 of loans to current directors, nominees for director, executive officer and their associates, as group, was $83,734, which as of September 30, 1998, was $81,506.32, and both of which represented less than 5% of the Savings Bank's then current equity capital accounts.

ITEM 13 - EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

    3(i)   Amended and Restated Certificate of Incorporation (1)

    3(ii)  Bylaws (1)

    11 Agreement and Plan of Reorganization and Share Exchange By and Among Capital Bank, Capital Bank Corporation and Home Savings Bank of Siler City, Inc., SSB (incorporated by reference to the Savings Banks' definitive proxy statement to be filed in connection with the special meeting of shareholders to be held in February 1999)

    27     The following financial statements are filed herewith.

           (a)  Report of Independent Accountants, dated October 16, 1998

           (b) Consolidated Statements of Financial Condition of Home Savings Bank of Siler City, Inc., SSB at September 30, 1998 and 1997

           (c) Consolidated Statements of Operations of Home Savings Bank of Siler City, Inc., SSB for the years ended September 30, 1998, 1997 and 1996

           (d) Consolidated Statements of Changes in Stockholders' Equity for the years ended September 30, 1998, 1997 and 1996

           (e) Consolidated Statements of Cash Flows of Home Savings Bank of Siler City, Inc., SSB for the years ended September 30, 1998, 1997 and 1996

           (f) Home Savings Bank of Siler City, Inc., SSB's Notes to Consolidated Financial Statements

(1) Previously filed as Exhibit 1 in Form F-1 Registration Statement dated December 7, 1995.

(b) REPORTS FILED ON FORM 8-K

      None

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Savings Bank has duly caused this Report to be signed on its behalf by the undersigned there-unto duly authorized.

                              HOME SAVINGS BANK OF SILER CITY, INC., SSB
                              ------------------------------------------
                              Registrant

Date: December 17, 1998              By:  /s/ Edwin E. Bridges
                                          ----------------------------
                                          Edwin E. Bridges
                                          President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by on behalf of the Registrant and in the capacities and on the dates indicated.


/s/ Grover C. Wrenn                     December 17, 1998
---------------------------
Grover C. Wrenn, Director


/s/ Jack L. Tanner
---------------------------             December 17, 1998
Jack L. Tanner, Director


/s/ Edwin E. Bridges
---------------------------             December 17, 1998
Edwin E. Bridges, Director


/s/ Ben S. Foust
---------------------------             December 17, 1998
Ben S. Foust, Director


---------------------------             ______________, 1998
Franklin L. Wrenn, Director



---------------------------             ______________, 1998
Ed Harris, Jr. Director


/s/ Jennie T. Bridges
---------------------------            December 17, 1998
Jennie T. Bridges, Director


/s/ John F. Grimes
---------------------------             December 17, 1998
John F. Grimes, Director

                                 EXHIBIT INDEX

                                                         PAGE NUMBER IN
 EXHIBIT                                                   SEQUENTIAL
 NUMBER                 EXHIBIT                          NUMBERING SYSTEM
---------              ---------                      -------------------

  3(i)            Amended and Restated Certificate           N/A
                  of Incorporation (incorporated by
                  reference to the Savings Bank's
                  Form F-1 Registration Statement
                  dated December 7, 1995 as filed
                  with the FDIC

  3(ii)           Bylaws of Home Savings Bank of             N/A
                  Siler City, Inc., SSB (incorporated
                  by reference to the Bank's Annual
                  Report on Form F-2 for the year
                  ended December 31, 1995, as filed
                  with the FDIC

  11              Agreement and Plan of                      N/A
                  Reorganization and Share
                  Exchange By and Among Capital
                  Bank, Capital Bank Corporation
                  and Home Savings Bank of Siler
                  City, Inc., SSB (incorporated by
                  reference to the Savings Banks'
                  definitive proxy statement to be
                  filed in connection with the
                  special meeting of shareholders
                  to be held in February, 1999)

  27              Financial Statements of Home                27
                  Savings Bank of Siler City, Inc.,
                  SSB for the years ended September
                  30, 1998 and 1997.

EXHIBIT 27
                        Report of Independent Accountants


October 16, 1998

The Board of Directors
Home Savings Bank of Siler City, Inc., SSB
Siler City, North Carolina


In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Home Savings Bank of Siler City, Inc., SSB and Subsidiary at September 30, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Savings Bank's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

By: /s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Consolidated Statements of Financial Condition
September 30, 1998 and 1997
--------------------------------------------------------------------------------

                                      Assets                                   1998                 1997
Cash and cash equivalents:
   Cash and due from banks                                                  $      558,002      $       498,641
   Interest-bearing deposits                                                       534,187              459,862
   Federal funds sold                                                           11,750,000            5,050,000
                                                                         ------------------  -------------------
      Total cash and cash equivalents                                           12,842,189            6,008,503

Investment securities - available for sale                                       7,089,625            6,950,296
Mortgage backed securities - available for sale                                  4,028,830            4,985,300
Investment securities held-to-maturity, estimated market values of
   $3,578,800 and  $5,530,000 in 1998 and 1997, respectively                     3,560,000            5,560,000
Loans receivable, less allowance for loan losses of $308,725 and
   $278,490 in 1998 and 1997, respectively                                      30,284,208           31,555,709
Premises and equipment, net                                                        284,930              293,627
Federal Home Loan Bank of Atlanta stock, at cost which
 approximates market                                                               355,000              346,500
Deferred income taxes                                                              246,311              433,484
Accrued interest and dividends receivable                                          182,014              198,695
Prepaid expenses and other assets                                                  836,012               47,626
                                                                         ------------------  -------------------
                                                                           $    59,709,119     $     56,379,740
                                                                         ==================  ===================
                       Liabilities and Stockholders' Equity
Liabilities:
   Deposits                                                                $    49,045,252     $     45,395,847
   Accrued interest payable                                                        237,151              130,278
   Other liabilities                                                               500,212            1,075,932
   ESOP note payable                                                               122,970              244,570
                                                                         ------------------  -------------------
      Total liabilities                                                         49,905,585           46,846,627
                                                                         ------------------  -------------------
Commitments  (Note 12)

Stockholders' equity:
   Common stock, $1 par value, 5,000,000 shares authorized, 922,686
     shares issued and outstanding                                                 922,686              922,686
   Additional paid-in capital                                                    8,176,384            8,144,111
   Retained income, substantially restricted                                       945,372            1,062,008
   Unearned ESOP shares                                                           (122,970)            (244,570)
   Deferred stock awards                                                          (213,635)            (292,771)
   Unrealized gain (loss) on available for sale securities, net of taxes            95,697              (58,351)
                                                                         ------------------  -------------------
      Total stockholders' equity                                                 9,803,534            9,533,113
                                                                         ------------------  -------------------
                                                                           $    59,709,119     $     56,379,740
                                                                         ==================  ===================

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Consolidated Statements of Operations
Years Ended September 30, 1998, 1997 and 1996
--------------------------------------------------------------------------------

                                                                  1998                   1997                  1996
Interest and dividend income:
   Loans receivable                                           $       2,535,817     $       2,485,164      $       2,491,791
   Investment securities and bank deposits                            1,197,110             1,028,726              1,189,629
   Mortgage-backed securities                                           290,631               351,464                310,088
                                                          ---------------------- --------------------- ----------------------
      Total interest and dividend income                              4,023,558             3,865,354              3,991,508
Interest expense:
   Deposits                                                           2,430,739             2,157,731              2,102,145
   ESOP note payable                                                     14,417                20,462                 46,490
   Other                                                                  5,846                 6,484                      -
                                                          ---------------------- --------------------- ----------------------
      Total interest expense                                          2,451,002             2,184,677              2,148,635
                                                          ---------------------- --------------------- ----------------------
      Net interest income                                             1,572,556             1,680,677              1,842,873
Provision for loan losses                                                30,235                     -                      -
                                                          ---------------------- --------------------- ----------------------
      Net interest income after provision for loan losses             1,542,321             1,680,677              1,842,873
                                                          ---------------------- --------------------- ----------------------
Other operating income:
   Loan fees and charges                                                 13,783                17,780                 18,560
   Deposit fees and charges                                              35,219                38,409                 32,342
   Other                                                                 35,121                22,298                 26,675
                                                          ---------------------- --------------------- ----------------------
      Total other operating income                                       84,123                78,487                 77,577
                                                          ---------------------- --------------------- ----------------------
Other operating expenses:
   Compensation and employee benefits                                   493,222               491,603                330,930
   Compensation expense on ESOP shares                                  117,414                72,386                584,223
   Directors' fees                                                       38,807                40,168                 42,883
   Amortization of MRP deferred compensation                             79,136                75,000                      -
   Conversion/acquisition expenses                                       95,724               116,465                      -
   Occupancy and equipment                                               45,618                40,642                 36,239
   Federal deposit insurance premiums                                    28,426                19,829                349,219
   Data processing                                                      115,195                77,998                 67,577
   Other                                                                244,300               232,787                183,527
                                                          ---------------------- --------------------- ----------------------
      Total other operating expenses                                  1,257,842             1,166,878              1,594,598
                                                          ---------------------- --------------------- ----------------------
Income before income taxes                                              368,602               592,286                325,852

Income tax expense                                                      123,948               192,704                205,824
                                                          ---------------------- --------------------- ----------------------
Net income                                                     $        244,654       $       399,582       $        120,028
                                                          ====================== ===================== ======================
Net income per common share:
Basic                                                           $           .27        $          .45         $          .07 (1)
                                                          ====================== ===================== ======================
Assuming dilution                                               $           .27        $          .44         $          .07 (1)
                                                          ====================== ===================== ======================

(1) Calculated from date of conversion, see Note 14.

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Consolidated Statements of Changes in Stockholders' Equity
Years Ended September 30, 1998, 1997 and 1996
--------------------------------------------------------------------------------


                                                                                    Retained
                                                                 Additional          Income-         Unearned         Deferred
                                                 Common           Paid-in         Substantially        ESOP            Stock
                                                 Stock            Capital          Restricted         Shares           Awards
                                            ----------------- -----------------  ---------------- ---------------- ---------------
Balance September 30, 1995                                 -        $        -    $    5,408,573       $        -       $       -
Issuance of shares of common stock                $  896,339         7,618,578                 -         (717,070)              -
Net income for the year ended
   September 30, 1996                                      -                 -           120,028                -               -
Change in unrealized loss on available
   for sale securities, net of taxes                       -                 -                 -                -               -
Cash dividends paid ($5.20 per share)                      -                 -        (4,419,822)               -               -
Release of ESOP shares                                     -           166,921                 -          417,302               -
Issuance of deferred stock awards                     26,347           355,685                 -                -        (382,032)
Change in market value of deferred
   stock awards                                            -           (14,261)                -                -          14,261
                                            ----------------- -----------------  ---------------- ---------------- ---------------
Balance September 30, 1996                           922,686         8,126,923         1,108,779         (299,768)       (367,771)
Net income for the year ended
   September 30, 1997                                      -                 -           399,582                -               -
Change in unrealized loss on available
   for sale securities, net of taxes                       -                 -                 -                -               -
Cash dividends paid ($.50 per share)                       -                 -          (446,353)               -               -
Release of ESOP shares                                     -            17,188                 -           55,198               -
MRP Amortization                                           -                 -                 -                -          75,000
                                            ----------------- -----------------  ---------------- ---------------- ---------------
Balance September 30, 1997                           922,686         8,144,111         1,062,008         (244,570)       (292,771)
Net income for the year ended
   September 30, 1998                                      -                 -           244,654                -               -
Change in unrealized loss on available
   for sale securities, net of taxes                       -                 -                 -                -               -
Cash dividends paid ($.40 per share)                       -                 -          (361,290)               -               -
Release of ESOP shares                                     -            32,273                 -          121,600               -
MRP Amortization                                           -                 -                 -                -          79,136
                                            ----------------- -----------------  ---------------- ---------------- ---------------
Balance September 30, 1998                        $  922,686    $    8,176,384     $     945,372    $    (122,970)   $   (213,635)
                                            ================= =================  ================ ================ ===============


                                             Unrealized Gain
                                                (Loss) on
                                                Available
                                                for Sale
                                               Securities             Total
                                            ------------------  -------------------
Balance September 30, 1995                       $          -     $      5,408,573
Issuance of shares of common stock                          -            7,797,847
Net income for the year ended
   September 30, 1996                                       -              120,028
Change in unrealized loss on available
   for sale securities, net of taxes                 (153,681)            (153,681)
Cash dividends paid ($5.20 per share)                       -           (4,419,822)
Release of ESOP shares                                      -              584,223
Issuance of deferred stock awards                           -                    -
Change in market value of deferred
   stock awards                                             -                    -
                                            ------------------  -------------------
Balance September 30, 1996                           (153,681)           9,337,168
Net income for the year ended
   September 30, 1997                                       -              399,582
Change in unrealized loss on available
   for sale securities, net of taxes                   95,330               95,330
Cash dividends paid ($.50 per share)                        -             (446,353)
Release of ESOP shares                                      -               72,386
MRP Amortization                                            -               75,000
                                            ------------------  -------------------
Balance September 30, 1997                            (58,351)           9,533,113
Net income for the year ended
   September 30, 1998                                       -              244,654
Change in unrealized loss on available
   for sale securities, net of taxes                  154,048              154,048
Cash dividends paid ($.40 per share)                        -             (361,290)
Release of ESOP shares                                      -              153,873
MRP Amortization                                            -               79,136
                                            ------------------  -------------------
Balance September 30, 1998                     $       95,697     $      9,803,534
                                            ==================  ===================

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Consolidated Statements of Cash Flows
Years Ended September 30, 1998, 1997 and 1996
--------------------------------------------------------------------------------

                                                                             1998                1997               1996
Cash flows from operating activities:
   Net income                                                          $         244,654   $         399,582   $        120,028
   Adjustments to reconcile net income to net
     cash provided by operating activities:
      Depreciation                                                                20,362              22,213             15,816
      ESOP compensation                                                          117,414              72,386            584,223
      Provision for loan losses                                                   30,235                   -                  -
      Net accretion and amortization of discount and premium on investments
        and mortgage-backed securities                                            (9,846)            (13,005)           (10,659)
      MRP amortization                                                            79,136              75,000                  -
      Net gain on sale of loans                                                   (2,395)                  -                  -
      Deferred income tax provision (benefit)                                     89,008             (80,002)            45,600
      Changes in operating assets and liabilities:
        Accrued interest and dividends receivable                                 16,681               9,295           (114,296)
        Prepaid expenses and other assets                                       (788,386)            109,701             89,905
        Accrued interest payable                                                 106,873              29,690            (38,915)
        Other liabilities                                                       (575,720)            (40,312)           247,966
                                                                       ------------------  ------------------ ------------------
      Net cash (used in) provided by operating activities                       (671,984)            584,548            939,668
                                                                       ------------------  ------------------ ------------------
Cash flows from investing activities:
   Purchase of Federal Home Loan Bank of Atlanta stock                            (8,500)            (29,600)            (4,200)
   Maturity of certificate of deposit                                                  -             200,000            100,000
   Purchase of certificate of deposit                                                  -                   -           (100,000)
   Maturities of investment securities available-for-sale                      6,000,000           1,000,000          2,000,000
   Purchases of investment securities available-for-sale                      (5,999,375)           (999,688)        (2,966,035)
   Maturities of investment securities held-to-maturity                        2,000,000           2,000,000                  -
   Purchases of investment securities held-to-maturity                                 -          (1,000,000)        (6,559,375)
   Purchases of mortgage-backed securities available-for-sale                          -                   -         (3,577,281)
   Purchases of mortgage-backed securities held-to-maturity                            -                   -         (1,105,590)
   Principal payments received on mortgage-backed securities available
       for sale                                                                1,078,575             769,855            548,276
   Principal payments received on mortgage-backed securities held-to-
       maturity                                                                        -                   -             45,713
   Loan originations, net of principal repayments                              1,243,661          (1,521,343)            39,494
   Purchases of equipment                                                        (11,665)             (1,215)           (10,184)
                                                                       ------------------  ------------------ ------------------
      Net cash provided by (used in) investing activities                      4,302,696             418,009        (11,589,182)
                                                                       ------------------  ------------------ ------------------
Cash flows from financing activities:
   Net change in deposits                                                      3,649,405           3,728,904            297,521
   Net proceeds from issuance of stock                                                 -                   -          8,514,917
   Cash dividends paid                                                          (361,290)           (446,353)        (4,419,822)
   Principal payments on ESOP note payable                                       (85,141)            (55,198)          (417,302)
                                                                       ------------------  ------------------ ------------------
           Net cash provided by financing activities                           3,202,974           3,227,353          3,975,314

Net increase (decrease) in cash and cash equivalents                           6,833,686           4,229,910         (6,674,200)
Cash and cash equivalents, beginning of year                                   6,008,503           1,778,593          8,452,793
                                                                       ------------------  ------------------ ------------------
Cash and cash equivalents, end of year                                 $      12,842,189   $       6,008,503  $       1,778,593
                                                                       ==================  ================== ==================

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Consolidated Statements of Cash Flows (Continued)
Years Ended September 30, 1998, 1997 and 1996
--------------------------------------------------------------------------------

                                                                          1998         1997         1996
Supplemental disclosusres of cash flow information:
   Cash paid during the year for:
     Interest                                                         $ 2,344,129  $ 2,154,987  $ 2,187,550
     Income taxes                                                         484,839       77,371      245,821

Supplemental schedule of noncash investing and financing: activities:
   Funding of MRP plan                                                          -            -      367,771

   Transfer of securities to available for sale:
     Investment securities                                                      -            -    2,779,233
     Mortgage-backed securities                                                 -            -    6,000,000

   Issuance of deferred stock awards                                            -            -      382,032

   Reduction of ESOP note payable from dividends on allocated shares       36,459            -            -

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Basis of Presentation and Summary of Significant Accounting Policies

      Nature of Operations

      Home Savings Bank of Siler City, Inc., SSB (the "Savings Bank") operates one office in central North Carolina. The Savings Bank's principal business activity is to accept deposits from the general public and to make conventional first mortgage loans for the purchase of real estate or for the refinancing of loans secured by real estate. These loans, and the securities portfolio, are the Savings Bank's primary source of revenue. Substantially all of the Savings Bank's lending activity is with customers located in Chatham, Randolph, Guilford and Orange counties in central North Carolina.

      Use of Estimates in the Preparation of Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at September 30, 1998 and 1997 and the reported amounts of revenues and expenses during the years ended September 30, 1998, 1997 and 1996. Actual results could differ from those estimates.

      Basis of Presentation

      The consolidated financial statements include the accounts of the Savings Bank and its wholly-owned subsidiary, Home S&L Service Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

      Cash and Cash Equivalents

      Cash and cash equivalents include demand and time deposits (with original maturities of ninety days or less) at other institutions and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods.

      Investment and Mortgage-Backed Securities

      Investments in certain securities are classified into three categories and accounted for as follows: (1) debt securities that the Savings Bank has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity.

      Premiums and discounts on debt securities are recognized in interest income on the level interest yield method over the period to maturity.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      Loans  Receivable and Allowance for Loan Losses

      Loans receivable are stated at the amount of unpaid principal, reduced by an allowance for loan losses and net deferred loan origination fees. Interest is calculated by using the simple interest method on daily balances of the principal amount outstanding. Deferred loan fees and costs are amortized to interest income over the contractual life of the loan using the interest method.

      A loan is considered impaired, based on current information and events, if it is probable that the Savings Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

      The Savings Bank uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc. At September 30, 1998 and 1997 and during the years then ended, there were no loans material to the consolidated financial statements that were considered impaired as defined.

      The allowance for loan losses is established through a provision for loan losses charged to expense to reduce the recorded balance of loans to their estimated net realizable value or fair value, as applicable. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on the evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature, quality and volume of the loan portfolio, review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay. Accrual of interest is discontinued on loans
      (1) which are past due 90 days or more if collateral is inadequate to cover principal and interest, or (2) immediately if management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection is doubtful.

      Premises and Equipment

      Premises and equipment are carried at cost less accumulated depreciation. The provision for depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets. Useful lives range from 10 to 30 years for buildings and 5 to 10 years for furniture and equipment. Repairs and maintenance are charged to expense as incurred.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      Foreclosed Assets

      Assets acquired as a result of foreclosure are valued at the lower of the recorded investment in the loan or fair value less estimated costs to sell. The recorded investment is the sum of the outstanding principal loan balance and foreclosure costs associated with the loan. Any excess of the recorded investment over the fair value of the property received is charged to the allowance for loan losses. Valuations are periodically performed by management and any subsequent write-downs due to the carrying value of a property exceeding its estimated fair value are recorded as a valuation allowance with a corresponding charge to other operating expenses.

      Income Taxes

      Deferred tax asset and liability balances are determined by application to temporary differences of the tax rate expected to be in effect when taxes will become payable or receivable. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years.

      New Accounting Pronouncements

      The Savings Bank adopted SFAS No. 130, "Reporting Comprehensive Income" on October 1, 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements.

      The Savings Bank adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" on October 1, 1998. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed.

      The Savings Bank will adopt the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" effective with the fiscal quarter beginning July 1, 1999. This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized as either assets or liabilities in the statement of financial position and be measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether or not the derivative is designated as a hedging instrument. This Statement is effective for fiscal years beginning after June 15, 1999 with initial application in the first quarter of the fiscal year. SFAS No. 133 is not expected to have a material effect on the Savings Bank's financial statements.

      Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", was issued in October 1998. This Statement amends existing classification and accounting treatment of mortgage-backed securities, retained after mortgage loans held for sale are securitized, for entities engaged in mortgage banking activities. These securities previously were classified and accounted for as trading and now may be classified as held-to-maturity or available-for-sale, also. This Statement is effective for the first fiscal quarter beginning after December 15, 1998. SFAS No. 134 is not expected to have material effect on the Bank's financial statements.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Investment and Mortgage-Backed Securities

      A summary of investment and mortgage-backed securities at September 30, 1998 and 1997 is as follows:

                                                                  Gross             Gross            Estimated
                                             Amortized         Unrealized        Unrealized            Market
                                                Cost              Gains            Losses              Value
                                          ----------------- ------------------ ----------------  -------------------
1998:
Held-to-maturity:
   Federal Home Loan Bank bonds:
     Due after one through five years       $    3,560,000      $      18,800       $        -     $      3,578,800
                                          ----------------- ------------------ ----------------  -------------------
Available for sale:
   Federal Farm Credit Bank Note:
     Due after on through five years        $    1,000,000      $       9,400       $        -     $      1,009,400

   Federal Home Loan Bank bonds:
     Due after one through five years            6,000,000             80,225                -            6,080,225
                                          ----------------- ------------------ ----------------  -------------------
                                            $    7,000,000      $      89,625       $        -     $      7,089,625
                                          ----------------- ------------------ ----------------  -------------------
Mortgage-backed securities:
   GNMA Certificates                         $     528,236      $      19,216       $        -       $      547,452
   FNMA Certificates                               931,778             18,279                -              950,057
   FHLMC Certificates                            2,501,560             33,038            3,277            2,531,321
                                          ----------------- ------------------ ----------------  -------------------
                                            $    3,961,574      $      70,533     $      3,277     $      4,028,830
                                          ----------------- ------------------ ----------------  -------------------


                                      F-10

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                    Gross             Gross            Estimated
                                              Amortized          Unrealized        Unrealized            Market
                                                 Cost               Gains            Losses              Value
                                          -----------------  ------------------ ----------------  -------------------
1997:
Held-to-maturity:
   Federal Home Loan Bank bonds:
     Due after one through five years       $    3,560,000        $         -     $     20,000     $      3,540,000
     Due after five through ten years            1,000,000                  -                -            1,000,000
     Due after ten years                         1,000,000                  -           10,000              990,000
                                          -----------------  ------------------ ----------------  -------------------
                                            $    5,560,000        $         -     $     30,000     $      5,530,000
                                          -----------------  ------------------ ----------------  -------------------
Available for sale:
   U.S. Treasury notes:
     Due within one year                    $    1,989,092        $         -     $      8,983     $      1,980,109
   Federal Home Loan Bank bonds:
     Due within one year                           999,688                312                -            1,000,000
     Due after one through five years            4,000,000                  -           29,813            3,970,187
                                          -----------------  ------------------ ----------------  -------------------
                                            $    6,988,780        $       312     $     38,796     $      6,950,296
                                          -----------------  ------------------ ----------------  -------------------
Mortgage-backed securities:
   GNMA Certificates                        $      666,603        $    18,075     $         --     $        684,678
   FNMA Certificates                             1,361,271                 --           15,976            1,345,295
   FHLMC Certificates                       $    3,014,275                 --           58,948            2,955,327
                                          -----------------  ------------------ ----------------  -------------------
                                            $    5,042,149        $    18,075     $     74,924     $      4,985,300
                                          -----------------  ------------------ ----------------  -------------------


      Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.


      During the years ended September 30, 1998, 1997 and 1996, the Savings Bank sold loans with principal balance of $ 19,635, $0 and $0, respectively.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3. Loans Receivable

      Loans receivable at September 30, 1998 and 1997 consist of the following:

                                                             1998                1997
Real estate loans:
   Residential owner occupied                           $    25,947,306     $   26,189,421
   Residential non-owner occupied                             2,796,681          3,401,412
   Commercial                                                 1,669,845          1,645,086
   Construction loans                                           210,413            718,681
Loans collateralized by deposits                                222,956            317,593
                                                        ----------------    ---------------
                                                             30,847,201         32,272,193
Less:
   Undisbursed portion of construction loans                    (47,922)          (223,212)
   Net deferred loan origination fees                          (206,346)          (214,782)
   Allowance for loan losses                                   (308,725)          (278,490)
                                                        ----------------    ---------------
Loans receivable, net                                   $    30,284,208     $   31,555,709
                                                        ================    ===============

      The Savings Bank originates both adjustable and fixed interest rate loans. The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the current market rate at the date of adjustment. Future market factors may affect the correlation of the interest rate adjustment with the rates the Savings Bank pays on the short-term deposits that have been primarily utilized to fund these loans.


      The Savings Bank does not originate or purchase specifically for resale, material amounts of loans. There were no loans held for sale at September 30, 1998 and 1997.


      A summary of the allowance for loan losses for the years ended September 30, 1998, 1997 and 1996, is as follows:

                                              1998            1997            1996
Balance, beginning of year                  $ 278,490       $ 279,659       $ 279,659
Provision charged against income               30,235               -               -
Loans charged off, net of recoveries                -          (1,169)              -
                                           -----------     -----------      ----------
Balance, end of year                        $ 308,725       $ 278,490       $ 279,659
                                           ===========     ===========      ==========

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      The following is a summary of nonperforming loans at September 30, 1998 and 1997:

                                                          1998             1997

Loans 90 days past due and still accruing interest      $ 417,979        $ 343,000
Nonaccrual loans                                                -           45,000
                                                        ----------      -----------
                                                        $ 417,979        $ 388,000
                                                        ==========      ===========

4.    Premises and Equipment

      Premises and equipment at September 30, 1998 and 1997 are summarized as follows:

                                                            1998             1997

Land                                                      $   44,000       $   44,000
Building and improvements                                    368,605          368,605
Furniture, fixtures and equipment                            256,995          245,330
                                                        -------------    -------------
                                                             669,600          657,935
Less accumulated depreciation                               (384,670)        (364,308)
                                                        -------------    -------------
                                                         $   284,930      $   293,627
                                                        =============    =============

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

5. Deposits

      A summary of deposits at September 30, 1998 and 1997 follows (dollars in thousands):

                                                      1998                                    1997
                                          Weighted                                Weighted
                                           Average                                Average
                                            Rate              Balance               Rate              Balance
                                            ----              -------               ----              -------
NOW and money market accounts includes
   noninterest-bearing deposits of $74
   and $85 at September 30, 1998 and 1997,
   respectively                             3.84%         $     8,708               4.11%        $      8,308
Passbook savings                            3.06%               3,153               3.04%               3,196
Certificates of deposit (by upcoming
   maturities):
   3 months                                 5.43%               8,750               5.56%               9,341
   4 months                                 5.42%               3,038               5.44%               3,276
   6 months                                 5.50%               6,471               5.77%               5,505
   9 months                                 5.60%               6,610               5.96%               7,058
   12 months                                5.23%               2,752               5.55%               3,077
   18 months                                5.44%               2,602               5.73%               2,594
   36 months                                5.94%               6,961               5.74%               3,041
                                                          ------------          ------------     ------------
   Total certificates of deposit            5.55%              37,184               5.70%              33,892
                                                          ------------          ------------     ------------
Total deposits                              5.09%         $    49,045               5.22%        $     45,396
                                                          ============                           ============


Home Savings Bank of Siler City
Footnote 5 - Deposits

At September 30, 1998, the scheduled maturities of time deposits are as follows:

                         (dollars in thousands)

                           1999      $27,621
                           2000        2,602
                           2001        6,961
                           2002            -
                           2003            -
                                     -------
                                     $37,184
                                     =======



      The aggregate amount of certificates of deposit $100,000 or greater at September 30, 1998 by scheduled maturities follows:

Less than 3 months through 12 months                         $  2,540,180
In excess of 12 months                                          1,083,904
                                                             -------------
                                                             $  3,624,084
                                                             =============

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      Interest on deposits for the years ended September 30, 1998, 1997 and 1996 consists of the following:

                                                 1998             1997            1996
NOW and money market accounts                $   326,233      $  314,927      $   298,213
Passbook  savings                                 95,769          99,435          104,600
Certificates of deposit                        2,008,737       1,743,369        1,699,332
                                           --------------   -------------   --------------
                                            $  2,430,739    $  2,157,731     $  2,102,145
                                           ==============   =============   ==============

6.    Regulatory Capital Requirements

      The Savings Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of September 30, 1998, that the Savings Bank meets all capital adequacy requirements to which it is subject.

      As of September 30, 1998, the most recent notification from the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Savings Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Savings Bank's category.

      The Savings Bank's actual capital amounts and ratios are also presented in the table below (dollars in thousands).

                                                                                              To Be Well Capitalized
                                                                         For Capital                Under Prompt
                                                 Actual                    Adequacy              Action Provisions
                                          -------------------        -------------------      -----------------------
                                          Amount        Ratio        Amount        Ratio        Amount        Ratio
                                          ------        -----        ------        -----        ------        -----
As of September 30, 1998:
Total Capital ( to Risk Weighted Assets)   $ 9,995       43.6%   $      1,835        8.0%       $ 2,294        10.0%
Tier I Capital ( to Risk Weighted Assets)    9,708       42.3%            918        4.0%         1,376         6.0%
Tier I Capital ( to Average Assets)          9,708       16.5%          2,353        4.0%         2,941         5.0%
Total Tangible Capital (to Total
   Tangible Assets)                          9,708       16.3%          2,986        5.0%         2,986         5.0%

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                                              To Be Well Capitalized
                                                                         For Capital                Under Prompt
                                                 Actual                    Adequacy              Action Provisions
                                          -------------------        -------------------      ----------------------
                                          Amount        Ratio        Amount        Ratio        Amount        Ratio
                                          ------        -----        ------        -----        ------        -----

As of September 30, 1997:
Total Capital ( to Risk Weighted Assets)   $9,879       45.2%   $      1,706        8.0%   $     2,134        10.0%
Tier I Capital ( to Risk Weighted Assets)   9,606       43.9%            853        4.0%         1,280         6.0%
Tier I Capital ( to Average Assets)         9,606       17.3%          2,223        4.0%         2,779         5.0%
Total Tangible Capital (to Total
   Tangible Assets)                         9,606       18.0%          2,815        5.0%         2,815         5.0%

      On September 30, 1996, Congress passed into law a recapitalization plan for the Savings Association Insurance Fund (the "SAIF"), the insurance fund covering deposits of savings institutions. The approved plan provided for a special assessment of 0.66% on certain deposits as of March 31, 1995. The Savings Bank's assessment amounted to approximately $256,000 and is included in Federal deposit insurance premiums in the statement of operations for the year ended September 30, 1996.

7.    Income Taxes

      Income taxes charged to operations for the years ended September 30, 1998, 1997 and 1996 consist of the following components:

                                              1998        1997         1996
Current:
   Federal                                  $  35,170   $ 262,406    $ 154,824
   State                                         (230)     10,300        5,400
                                           -----------  ----------  -----------
                                               34,940     272,706      160,224
                                           -----------  ----------  -----------
Deferred:
   Federal                                     76,704     (62,700)      35,800
   State                                       12,304     (17,302)       9,800
                                           -----------  ----------  -----------
                                               89,008     (80,002)      45,600
                                           -----------  ----------  -----------
                                            $ 123,948   $ 192,704    $ 205,824
                                           ===========  ==========  ===========

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      The components of the net deferred income tax asset at September 30, 1998 and 1997 are as follows:

                                                            1998               1997
Deferred income tax assets:
   MRP and deferred compensation                          $   161,700       $    357,900
   Deferred loan origination fees and costs                    80,800             84,000
   Bad debt reserve                                            54,900             43,500
   Unrealized securities losses                                     -             36,982
   Other accrued liabilities and expenses                      22,994             16,302
   Net operating loss                                          91,900                  -
                                                        --------------    ---------------
                                                              412,294            538,684
                                                        --------------    ---------------
Deferred income tax liabilities:
   Depreciation                                               (53,300)           (53,700)
   FHLB stock dividends                                       (51,500)           (51,500)
   Unrealized securities gains                                (61,183)                 -
                                                        --------------    ---------------
                                                             (165,983)          (105,200)
                                                        --------------    ---------------
Net deferred income tax asset                             $   246,311       $    433,484
                                                        ==============    ===============


      A reconciliation of income taxes computed at the statutory federal income tax rate (34%) to the income tax expense for the years ended September 30, 1998, 1997 and 1996 follows:


                                                 1998              1997              1996

Income tax expense at the statutory
   federal rate                              $    125,325       $   201,377       $    110,790
Increases (decreases) resulting from:
   State tax, net of federal benefit               18,246            (4,603)             9,986
   Effect of difference between average fair
     value and cost of released ESOP shares        12,624             7,055             56,187
   Abandonment loss                               (45,555)                -                  -
   Other                                           13,308           (11,125)            28,861
                                           ---------------   ---------------   ----------------
                                             $    123,948       $   192,704       $    205,824
                                           ===============   ===============   ================

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      Retained income at September 30, 1998, includes approximately $1,550,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

      At September 30, 1998, the Company had federal net operating loss carryforwards of approximately $235,000. The net operating loss carryforward expires in 2018. Additionally, the Company has net economic loss carryforwards of approximately $235,000 for state income tax purposes which expire in 2003.

      During 1996, Congress enacted certain tax legislation that exempted thrift institutions from being taxed on pre-1987 bad debt reserves. The Savings Bank will be recapturing a portion of its post-1987 bad debt reserve created by using the percentage of taxable income method. The Savings Bank has previously recorded deferred tax liabilities related to these excess reserves. Additionally, the Savings Bank is now required to use the experience method.

8.    Pension and Retirement Plans

      The Savings Bank has a noncontributory defined benefit pension plan covering substantially all its employees. The Savings Bank's policy is to fund current normal pension costs.

      Net periodic pension cost for the years ended September 30, 1998, 1997 and 1996 included the following components:

                                                1998             1997              1996

Service cost for benefits earned              $    50,465      $    43,815       $    38,953
Interest cost on projected benefit obligation      16,753           12,408             9,196
Actual return on plan assets                      (20,718)         (11,034)          (15,163)
Net amortization and deferral                       9,526            1,503             7,703
                                           ---------------   --------------    --------------
                                              $    56,026      $    46,692       $    40,689
                                           ===============   ==============    ==============

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      The following schedule sets forth the plan's funded status at September 30, 1998 and 1997:

                                                             1998                 1997

Vested benefit obligation                                 $    170,131         $    133,189
                                                        ===============      ===============

Accumulated benefit obligation                            $    170,711         $    134,085
                                                        ===============      ===============

Projected benefit obligation                              $    306,540         $    233,473
Plan assets at fair value                                     (203,632)            (159,507)
                                                        ---------------      ---------------
Projected benefit obligation in excess of plan assets          102,908               73,966

Unrecognized net obligation                                    (15,479)             (16,423)
Unrecognized prior service cost                                 26,371               28,483
Unrecognized net loss                                          (73,761)             (59,709)
                                                        ---------------      ---------------

Accrued pension liability recognized in other liabilities  $    40,039         $     26,317
                                                        ===============      ===============


      The assumed discount rate used in the determination of the actuarial present value of accumulated plan benefits was 7% at September 30, 1998 and 1997. The assumed long-term rate of return on plan assets was 7%, and the assumed rate of compensation increase was 6%, for the years ended September 30, 1998 and 1997.

      Total pension plan expense charged to operations for the years ended September 30, 1998, 1997 and 1996 was $61,843, $49,938 and $44,177,
      respectively.

      During 1997 the Savings Bank agreed to pay health insurance premiums for certain employees for the remainder of their lives. Coverage to be obtained with these premiums is to be at least equal to coverage afforded active full time employees. The Savings Bank is accruing the estimated cost of these benefits over the expected periods of service. Included in other liabilities is $55,000 related to this Plan.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

9. Employee Stock Ownership Plan

      On November 15, 1995 the Savings Bank established an Employee Stock Ownership Plan ("ESOP"), under which the Savings Bank makes annual contributions to a trust for the benefit of eligible employees. To be eligible, an employee must be 18 years of age and have completed 1,000 or more hours of service during the consecutive twelve month period following employment commencement. The contributions may be in the form of cash or common shares of the Savings Bank. Allocations to participants' accounts occur annually on September 30 (the plan valuation date). Shares are committed to be released for financial statement purposes when the Savings Bank makes scheduled payments on the ESOP note payable and will be allocated to employees for services rendered in the current accounting period. Employees vest in their allocated ESOP shares over six years. The number of shares legally released and allocated is based on the ratio of the actual principal payments amount to the remaining principal balance for the ESOP note payable. As required by current regulations, the ESOP includes a provision allowing participants to require that allocated shares be distributed in cash upon withdrawal. The amount of the annual contribution is at the discretion of the Board of Directors of the Savings Bank, but must be sufficient to enable the trust to pay principal and interest on the related ESOP note payable. Additionally, the contribution is limited by Federal tax regulations.

      Initially, the ESOP acquired 71,707 shares of the Savings Bank's common stock financed by $717,070 in borrowings by the ESOP. At September 30, 1998 and 1997, respectively approximately 59,410 and 47,250 shares had been allocated to participants' accounts and 12,297 and 24,457 shares with an estimated market value of $156,630 and $330,170, remained unallocated. All allocated shares are considered outstanding for earning per share purposes, while the unallocated shares are not included in the calculation.

      The principal balance of the ESOP loan at September 30, 1998 and 1997, was $122,970 and $244,570, respectively. The Savings Bank is using the dividends declared on shares held by the ESOP to reduce the outstanding debt. Dividends on allocated shares are treated as a reduction of retained earnings. During the current year, Plan participants approved using $36,459 of dividends on allocated shares for debt service. Dividends on unallocated shares are treated only as debt service, and there is no reduction of retained earnings. Compensation expense related to the plan is based on the fair market value of the Savings Bank's stock on the date shares are committed to be released. The financial statements for the years ended September 30, 1998, 1997 and 1996 include compensation expense of $117,414, $72,386 and $584,223 and interest expense of $14,417, $20,462 and $43,686, respectively, related to the ESOP.

      The Savings Bank guarantees the repayment of the ESOP debt to the outside lender and, accordingly, has recorded the debt on its balance sheet with a corresponding contra-equity account.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      Future minimum principal payments related to the ESOP obligation are as follows:

1999                                                                 $  62,500
2000                                                                    62,500
2001                                                                     7,940
                                                                    -----------
                                                                       132,940
Less amounts representing interest at 7.5%                               9,970
                                                                    -----------
                                                                     $ 122,970
                                                                    ===========

10.   Stock Option and Award Plans

      Management Recognition Plan (MRP)

      The Savings Bank adopted the MRP Plan on July 17, 1996 and committed to provide funding to the MRP Plan to purchase 35,854 shares of common stock to the plan on that date. On July 17, 1996, 26,347 shares, with a market value of $382,032, were issued to the MRP Plan and awarded to certain officers and employees as restricted stock which will vest 20% per year over the five year period ending July 17, 2001. The remaining 9,507 shares may be purchased and awarded at the discretion of the Board of Directors to participants in the future by Trustees of the MRP Plan. The plan contains provisions providing for forfeiture of unvested shares in the event of termination of employment, and vesting in the event of death or disability.

      The shares issued to the MRP plan have been recorded as outstanding shares, and the unvested portion has been recorded as unearned compensation through a contra equity account. The consolidated statements of operations for the years ended September 30, 1998 and 1997 include compensation expense of $79,136 and $75,000, respectively, relating to the scheduled vesting of MRP shares.

      Incentive and Non-Statutory Stock Option Plans

      On July 17, 1996, the shareholders of the Savings Bank approved the Incentive and Non-Statutory Stock Option Plans ("ISO" and "NSSO"). The number of shares authorized and awarded by the ISO and NSSO are 22,408 and 26,890, respectively. The options were granted on September 12, 1996. On that date the exercise price was set at $11.50, the fair market value of the shares as established by the Board of Directors. The options for both plans become exercisable at 20% per year over the five year period following the grant date.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      On October 1, 1996 the Savings Bank adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, the Savings Bank has chosen to continue to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its option plans. Accordingly, no compensation cost has been recognized for options granted under the plans. Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS 123, the impact on the Savings Bank's net income and net income per share would not have been material.

      The exercise price for options outstanding is $11.50. The number of shares exercisable at September 30, 1998 and 1997 are 19,720 and 9,860, respectively. The remaining contractual maturity for all options at September 30, 1998 is 8.01 years. No options were granted during the years ended September 30, 1998 and 1997. No options were exercised, forfeited or expired during the years ended September 30, 1998, 1997 and 1996.

      Modification of the Management Recognition and Stock Option Plans

      On April 1, 1998 the shareholders of the Savings Bank approved amendments to the 1995 Management Recognition Plan and the 1995 Non-Qualified and Incentive Stock Option Plans. The amendments provide for accelerated vesting of the awards in the event of a director's retirement or a change in control of the Savings Bank. These provisions were omitted from the original plans because of regulatory restrictions on such provisions and have been made to ensure that the Savings Bank's plans are similar to other community financial instructions.

11.   Earning Per Share

      The Company adopted SFAS No. 128 "Earnings Per Share" on October 1, 1997. As required, all prior period earnings per share have been restated to conform with the provisions of the statement.

      The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding (less unearned ESOP shares) for the years ended September 31, 1998, 1997 and 1996.

                                                  1998                 1997               1996

Net income (numerator)                          $   244,654         $    399,582        $    58,678 (1)
                                              ==============      ===============     ==============

Shares for basic EPS (denominator)                  902,120              896,017            838,257
Dilutive effect of stock options                      2,908                2,647                  -
                                              --------------      ---------------     --------------
Adjusted shares for diluted EPS                     905,028              898,664            838,257
                                              ==============      ===============     ==============

(1)  Calculated from date of conversion, November 15, 1995

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12. Commitments

      The Savings Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of the unfunded portion of construction loans. All construction loans are subject to the Savings Bank's underwriting criteria and are secured by first deeds of trust, however, these instruments involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

      The Savings Bank's risk of loss in the event of nonperformance by the other party to the unfunded loan is represented by the contractual amount of these instruments. The Savings Bank uses the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management's credit evaluation of the counterparty. Collateral held includes a first mortgage on the underlying single family home under construction. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At September 30, 1998 and 1997, the Savings Bank had outstanding loan commitments totaling approximately $310,000 and $580,000, respectively.

13.   Fair Value of Financial Instruments

      Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Savings Bank's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Savings Bank taken as a whole.

      The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

      Cash and Due from Banks and Federal Funds Sold

      Cash and due from banks and Federal funds sold are equal to the fair value due to the liquid nature of the financial instruments.

      Securities

      Fair values of securities available for sale and held to maturity are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

      Federal Home Loan Bank of Atlanta Stock

      The carrying amount of the investment in Federal Home Loan Bank stock approximates market.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      Loans Receivable

      For variable-rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying values. The fair values of fixed rate loans are estimated by discounting the future cash flows using the current rates at which loans with similar terms would be made to borrowers with similar credit ratings and for the same remaining maturities. The Savings Bank has assigned no fair value to off-balance sheet financial instruments since they are either short term in nature or subject to immediate repricing.

      Deposits

      The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at year end. Fair value of certificates of deposit is estimated by discounting the future cash flows using the current rate offered for similar deposits with the same maturities.

      Accrued Interest Receivable and Payable

      The carrying amount of accrued interest approximates market.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      The following table presents information for financial assets and liabilities as of September 30, 1998 (in thousands):

                                                     1998                                  1997
                                                             Estimated                             Estimated
                                           Carrying             Fair             Carrying             Fair
                                             Value             Value              Value              Value
                                             -----             -----              -----              -----
Financial assets:
   Cash and due from banks              $     1,092        $     1,092         $      959         $      959
   Federal funds sold                        11,750             11,750              5,050              5,050
   Securities available for sale              7,090              7,090              6,950              6,950
   Mortgage backed securities
     available for sale                       4,028              4,028              4,985              4,985
   Investment securities held to
     maturity                                 3,560              3,560              5,560              5,530
   Federal Home Loan Bank of
     Atlanta stock                              355                355                347                347
   Interest receivable                          182                182                199                199
   Loans, less allowance for loan
     losses                                  30,284             31,232             31,556             31,754
                                        ------------      -------------      -------------       ------------
         Total financial assets         $    58,341       $     59,289       $     55,606        $    55,774
                                        ============      =============      =============       ============
Financial liabilities:
   Deposits                                  49,045             49,132             45,396             45,409
   Interest payable                             237                237                130                130
   ESOP note payable                            123                123                245                245
                                        ------------      -------------      -------------       ------------
         Total financial liabilities    $    49,405       $     49,492       $     45,771        $    45,784
                                        ============      =============      =============       ============

      The Savings Bank's remaining assets and liabilities are not considered financial instruments.

14.   Conversion to Stock Savings Bank

      On November 14, 1995, the Savings Bank converted from a North Carolina-chartered mutual savings bank to a North Carolina capital stock savings bank. In connection with the conversion the Savings Bank issued 896,339 shares of common stock, including 7,707 issued to the Employee Stock Ownership Plan ("ESOP"), for $10 per share. The sale of common stock generated proceeds of $8,514,917, net of conversion costs of $457,473.

Home Savings Bank of Siler City, Inc., SSB and Subsidiary
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      At the time of the conversion, the Savings Bank established a liquidation account in an amount equal to the Savings Bank's net worth, or approximately $5,467,000, for the benefit of eligible account holders at that time. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their eligible deposits, shall cease upon the closing of the accounts, and shall never be increased. In the event of the liquidation of the Savings Bank, all remaining eligible deposit account holders shall be entitled, after all payment to creditors, to a distribution from the liquidation account before any distribution to stockholders. Dividends paid by the Savings Bank cannot be paid from the liquidation account.

      The Savings Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if its regulatory capital would thereby be reduced below either the aggregate requirements imposed by federal and state regulations.


15.   Pending Merger


      On September 29, 1998, the Savings Bank entered into an Agreement and Plan of Reorganization and Share Exchange with Capital Bank. The transaction will be accounted for as a pooling of interests, with the holders of the Savings Bank receiving approximately 1,180,000 shares of Capital Bank common stock. If approved by the shareholders, management expects the transaction to be completed by March 31, 1999.